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                                   EXHIBIT 11

   STATEMENT REGARDING COMPUTATION OF EARNINGS (LOSS) PER SHARE - (UNAUDITED)
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                                                For the Three Months Ended          For the Six Months Ended
                                                         March 31,                          March 31,
                                             -------------------------------   -------------------------------
(dollars in thousands except per
            share amounts)                         2004            2003              2004              2003
----------------------------------------     --------------   --------------   --------------    -------------
Net earnings (loss)                             $ (1,269)             $  4         $ (1,561)           $  564
Effect of conversion of preferred                    101               100              203               200
securities
Diluted earnings (loss)                           (1,168)              104           (1,358)              764
Weighted average common shares
outstanding                                    3,012,434         3,012,434        3,012,434         3,012,434
Effect of conversion of preferred
securities (1)                                 1,371,429         1,371,429        1,371,429         1,371,429
Common stock equivalents due to
dilutive effect of stock options (1)              38,469            31,958           39,062            28,257

Total weighted average common shares
and common share equivalents
outstanding (1)                                4,422,332         4,415,821        4,422,925         4,412,120
Basic earnings (loss) per common share            $(0.42)            $0.00           $(0.52)            $0.19
Diluted earnings (loss) per common
share                                             $(0.42)            $0.00           $(0.52)            $0.17
(1) Effect of conversion of preferred securities and dilutive effect of stock options are not considered in the calculation of earnings per share for the three and six months ended March 31, 2004 because the impact is antidilutive.
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